China Agritech Appoints Kai Wai Sim as Director and Chairman of Its Audit Committee and Special Committee

BEIJING, April 25, 2011 -- China Agritech, Inc. (NasdaqGM: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, today announced that its Board of Directors has appointed Kai Wai Sim as an independent director and Chairman of the Audit Committee. Mr. Sim has also been appointed to serve as Chairman of the independent Special Committee that was formed in March 2011. His appointment fills a vacancy left by Mr. Gene Michael Bennett who voluntarily resigned from the Special Committee and from the Audit Committee of the Board to address concerns that, due to other commitments, he might not be able to devote sufficient time to the investigation process. Mr. Bennett remains an independent member of the Board.

Mr. Sim, age 42, has more than 17 years of accounting and corporate finance experience. He has served as a director of Infinity Corporate Advisory Limited in Hong Kong since October 2008 and as executive director of Resourceco Capital Pte Ltd in Singapore since July 2008. Mr. Sim previously served as head of corporate department of Profound Automotive Holdings Limited in Hong Kong from January 2005 to July 2008 and corporate finance director of a professional firm from July 2003 to December 2004. Mr. Sim has also worked as a manager at international accounting and professional firms, including KPMG in Singapore, from November 1999 to July 2003. Mr. Sim obtained his business administration degree with major in accounting from Hong Kong Shue Yan University in 1994.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, commented, "We are very pleased to welcome Mr. Sim to the board as a Director and Chair of our Audit Committee and Special Committee. We are confident that his financial expertise will be a strong addition as he provides guidance related to our auditing process and the Special Committee’s investigation. I look forward to working with him as the newest member of our board of directors."

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information about the company, please visit http://www.chinaagritechinc.com

For more information, please contact:
Eddie Fan	Matt Kreps
Investor Relations Director	Director of Investor Relations
China Agritech, Inc.	Shelton Group
eddiefan@chinaagritech.com	mkreps@sheltongroup.com